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                                                                   Exhibit 23.24


Companhia Vale Do Rio Doce
Avenida Graca Aranha, No. 26
20005-900, Rio de Janeiro
RJ, Brazil


Rio de Janeiro, March 12, 2002


Ladies and Gentlemen:

I serve as general counsel of Companhia Vale do Rio Doce, a corporation (sociedade anonima) organized under the laws of the Federative Republic of Brazil (the "Company"). I hereby consent to the use of my name under the captions "Legal Matters" and "Enforcement of Civil Liabilities Against Non-U.S. Persons" in the Prospectus constituting part of the Registration Statement on Amendment No. 2 to the Form F-3 (the "Registration Statement") (File No. 333-82136), and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paulo Francisco de Almeida Lopes
Paulo Francisco de Almeida Lopes